Exhibit 4.2(m)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

RESEARCH, LICENSE AND COMMERCIALIZATION AGREEMENT

Date:  December 31, 2002

Commencement Date: January 1, 2003

AUTOGEN RESEARCH PTY LTD, ACN 074 636 847

(“Autogen”)

SOUTHWEST FOUNDATION FOR BIOMEDICAL RESEARCH

(“SFBR”)

Schedule 1             Budget

Schedule 2             Project

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	APPOINTMENT OF SFBR

3.	TERM

4.	FUNDING OF THE PROJECT

5.	PERFORMANCE REVIEW

6.	FINAL REPORT

7.	AUTOGEN BACKGROUND TECHNOLOGY

8.	SFBR BACKGROUND TECHNOLOGY

9.	OWNERSHIP OF INTELLECTUAL PROPERTY

10.	CONFIDENTIALITY

11.	ACCESS TO THE PROJECT

12.	INSURANCE

13.	LIABILITY AND OBLIGATIONS

14.	PUBLICATION

15.	TERMINATION

16.	EFFECT OF TERMINATION

17.	CO-OPERATION AND ASSISTANCE

18.	GENERAL

19.	DISPUTES

20.	VARIATION OF PROJECT OR THIS AGREEMENT

21.	INFRINGEMENT AND THIRD PARTY PROCEEDINGS

23.	CONTINUING OBLIGATIONS

SCHEDULE 1: BUDGET

SCHEDULE 2: PROJECT

THIS AGREEMENT IS MADE THE DECEMBER 31, 2002

BETWEEN:

AUTOGEN RESEARCH PTY LTD ACN 074 636 847 of Pigdon’s Road, Geelong, Vic, 3217 (“Autogen”)

AND

SOUTHWEST FOUNDATION FOR BIOMEDICAL RESEARCH, 7620 NW Loop 410, San Antonio, Texas, 78227-5301, USA (“SFBR”)

WHEREAS:

A.           Autogen proposes to engage in research in the fields of diabetes, obesity, allergy, asthma, depression, osteoporosis, heart disease, and autoimmunity (“the Research Fields”).

B.             Autogen desires to collaborate with SFBR and to provide the Funding for the Project in return for the joint ownership and an exclusive license to use and commercialize all Intellectual Property resulting from the Project on the terms set out in this Agreement.

C.             The parties wish to ensure that the Research Expertise is applied to the Project and that the results of the Project are commercialized by Autogen.

NOW THIS AGREEMENT WITNESSES as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement the following words and expressions shall have the meanings ascribed thereto as follows (unless the context otherwise requires):

“Autogen Background Technology” means Intellectual Property which was owned by Autogen prior to the Commencement Date of the Project, or is acquired or created by Autogen independently of this Agreement and which is contributed to the Project by Autogen.

“Budgets and Workplans” means the detailed budgets and time plans and schedules for work to be carried out under the R&D Program and attached in Schedules 1 and 2 as may be amended from time to time by mutual written agreement between Autogen and SFBR.

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where the relevant act is to be performed or a payment is to be made.

“Commencement Date” means the date specified in Item 1 of Schedule 1.

“Confidential Information” means, subject to the exclusions in clause 10.4, all information including technical and commercial information which might reasonably be regarded by either party to be confidential, or which may be expressly stated as being confidential information including, but not limited to, drawings, diagrams, scientific formulae and methodology, procedures, standards and specifications, and includes:

(a)                                   information comprised in or relating to any Intellectual Property rights of either party;

(b)                                  information relating to the financial position of either party and in particular includes information relating to the assets or liabilities of either party and any other matter that does or may affect the financial position of or the reputation of either party;

(c)                                   information relating to the internal management and structure of either party or the personnel, policies and strategies of either party;

(d)                                  information of a party to which the other party has access other than information referred to in paragraphs (a), (b) and (c) that has actual or potential commercial value to the first party or to the person or corporation which supplied that information;

(e)                                   information in the possession of the other party relating to the first party’s clients or suppliers, and like information; and

(f)                                     information of a party disclosed to the other party, on, before or after the Commencement Date.

“Funding” means:

(a)            in respect of the Initial Term the amount specified in Item 2 of Schedule 1; and

(b)                                  in respect of any period after the Initial Term, the amount agreed in writing by the parties to be paid by Autogen for that period.

“Initial Term” means the period of one year from the Commencement Date.

“Intellectual Property” includes any rights in or relating to an invention, discovery or new process (whether patentable or not); patent, copyright, trade mark, design, semi-conductor or circuit layout rights; plant variety rights; trade, business or company names; Confidential Information; other proprietary rights; and any other rights to the registration of such rights, whether created before or after the date of this Agreement and whether created in the USA, Australia or elsewhere.

“Net Sales Revenue” means the revenue in Australian dollars received by Autogen or any Related Body Corporate from all sales or the dollar value equivalent of transfers not involving the sales of the Products, or license fees or royalties derived from licensing of the Intellectual Property to produce, market and sell the Products, or from any other revenue producing use of the Intellectual Property or the Products, after the deduction of all third party license fees where applicable, trade discounts, allowances, returns of sales, transportation charges, packaging costs, foreign exchange charges, withholding tax, sales tax or similar tax such as consumption tax, goods or services tax or value added tax, and insurance and freight costs under a cost, insurance and freight arrangement. In regard to clause 9.10, the definition of Net Sales Revenue is refined to include revenue received by SFBR.

“Dr. Blangero”means Dr. John Blangero.

“Products” means products which, or the manufacture, use or sale of which, are derived from the Project Intellectual Property.

“Project” means scientific research using the Research Expertise into human genomics as detailed in the research plan in Schedule 2, to be conducted by SFBR pursuant to this Agreement. The Project is limited to research conducted by Dr. Blangero pursuant to the research plan attached in Schedule 2 of this Agreement and does not include any prior work by Dr. Blangero or by other SFBR staff or any other contemporaneous or future research other than that funded solely by Autogen. The use of Autogen-purchased computers by SFBR staff during periods when these computers are not required for Autogen-funded projects shall not be part of the Project.

“Project Intellectual Property” means any Intellectual Property created, resulting from or arising in the course of carrying out the Project under this Agreement, on or after the Commencement Date pursuant to the R&D Program, and includes any such rights in any Serendipitous Discovery.

“Project Location” means Southwest Foundation for Biomedical Research, 7620 NW Loop 410, San Antonio, Texas, 78227-5301, USA.

“Research Expertise” means the field or fields of expertise of Dr. Blangero and his staff at SFBR specified in Schedule 2.

“Research Fields” means the fields of diabetes, obesity, osteoporosis, depression, allergy, asthma and autoimmunity and such other fields as may be included by mutual written agreement between Autogen and SFBR from time to time.

“R&D Program” means the program of research and development work to be carried out by or on behalf of SFBR pursuant to this Agreement in relation to the Project.

“Serendipitous Discovery” means any information, know-how, discovery, innovation or invention, resulting from or arising in the course of carrying out the Project, which was not reasonably anticipated by the parties, having regard to the R&D Program.

“SFBR Background Technology” means Intellectual Property which was developed by Dr. Blangero and owned by SFBR prior to the Commencement Date of the Project, or is acquired or created by SFBR independently of this Agreement and which is contributed to the Project by SFBR.

“Stock Exchange” means Australian Stock Exchange Limited.

“Term” means the Initial Term of this Agreement and any agreed extension in accordance with clause 3.

1.2          Interpretation

In this Agreement, except to the extent the context otherwise requires:

(a)                                 the singular includes the plural and vice versa and a gender includes other genders;

(b)                                a reference to a party is to be construed as a reference to a party to this Agreement;

(c)                                 a reference to a party to this Agreement or any other document or agreement includes its successors and permitted assigns;

(d)                                a reference to an item in the Background, clause, schedule, annexure or appendix is a reference to an item in the Background, clause of or schedule, annexure or appendix to this Agreement and references to this Agreement include its schedules and any annexures;

(e)                                 where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings;

(f)                                   a reference to a document or agreement including this Agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time; and

(g)                                in the interpretation of this Agreement, headings are to be disregarded.

2.             APPOINTMENT OF SFBR

2.1

Autogen hereby appoints, and SFBR accepts the appointment of, SFBR to conduct the Project, such appointment to take effect on and from the Commencement Date.

2.2

SFBR shall provide the services of Dr. Blangero as the principal scientist to conduct the project and supervise and direct the scientific staff engaged in the conduct of the Project.

2.3

The Project shall be carried out at the Project Location.

2.4

Dr. Blangero shall select from a pool of SFBR-approved applicants and SFBR shall employ such scientific staff as shall be necessary to conduct the Project, subject to Autogen’s prior written approval, and subject to Autogen’s liability for payment of personnel costs from Funding being limited to the amounts set out in Item 2 of Schedule 1.

2.5

SFBR may, subject to the prior written consent of Autogen, sub-contract the performance of any part or parts of the work for the Project provided that in so doing the sub-contractor first enters into an intellectual property and confidentiality agreement on terms reasonably acceptable to Autogen including:

(a)a covenant not to infringe any Intellectual Property rights of Autogen and SFBR.

(b)an acknowledgment that all Intellectual Property rights arising from the carrying out of the sub-contracted work shall belong to Autogen and SFBR in accordance with this Agreement.

2.6

SFBR shall at all times make a good-faith effort consistent with commercial practicability to ensure that completion of the respective stages of the Project is achieved substantially in accordance with the timetable set out in the Project and in the Budgets and Workplans.

2.7

SFBR will diligently and competently carry out the Project in a professional and timely manner and in accordance with generally accepted scientific and ethical principles and standards.

3.             TERM

This Agreement shall commence on the Commencement Date and shall continue (subject to the provisions as to termination hereunder) for the Initial Term.  Not less than three months prior to the expiration of the Initial Term, the parties shall determine whether this Agreement is to continue by mutual agreement and if so, the terms upon which it will continue, including the Funding to be provided beyond the Initial Term.  If no written agreement is reached between the parties by the end of the Initial Term, this Agreement shall terminate at the end of the Initial Term.  If agreement is reached between the parties prior to the end of the Initial Term, this Agreement shall continue to apply for the further term agreed by the parties subject to any written variations to this Agreement agreed by the parties.

4.             FUNDING OF THE PROJECT

4.1

Subject to SFBR performing and complying with the provisions of this Agreement and subject particularly to clauses 4.4, 4.5 and 4.6, Autogen shall provide the Funding to finance the Project over the Initial Term, in accordance with the payment program in Item 2 of Schedule 1.

4.2

Subject to sub-clause 4.3, the Funding shall be used to pay for salaries of staff, supplies, and equipment engaged in the conduct of the Project.  Indirect costs specified in Item 2 of Schedule 1 shall be used for administration and infrastructure costs.

4.3

SFBR shall only use the Funding for the purpose of carrying out the Project in accordance with the Budgets and Workplans or for such other research in the Research Fields as shall be agreed in writing by the parties.

4.4

Autogen will not pay any instalment of Autogen Funds unless, in the opinion of Autogen, SFBR has:

(a)                                 completed each milestone in the Budgets and Workplans to the satisfaction of Autogen by the dates specified in the Budgets and Workplans;

(b)                                fully complied with its obligations to deliver reports pursuant to clauses 5 and 6; and

(c)                                 fully complied with its obligations regarding use of Funding pursuant to Item 2 of Schedule 1.

4.5

Without limiting clause 4.4, Autogen may withhold payment of up to [*]% of the final instalment of Funding or, [*]% of the total Funding (whichever amount is the greater) until SFBR has delivered to Autogen, the final report to the standard required by clause 6.

4.6

Nothing in this Agreement limits any right Autogen may have to withhold or cease providing any Funding if:

(a)                                 SFBR has failed to perform or comply with any provision of this Agreement; or

(b)                                Autogen, in its sole discretion, determines that the Project is no longer viable.

4.7

Any equipment or materials purchased for use in the Project by SFBR using the Funding provided by Autogen, including in particular the computer equipment comprising 300 processors described in Schedules 1 and 2 of this Agreement, will remain the property of SFBR, except where this agreement is terminated pursuant to clause 15.1and (g)  hereof in which case such equipment and materials shall be the sole property of Autogen.

4.8

Other than its obligations under clause 9.7, the total liability of Autogen to fund the Project, to pay or reimburse money to SFBR and to pay or reimburse SFBR for any outstanding liability of SFBR in respect of any contract, commitment or expenditure, is limited to the total amount of Funding specified in Item 2 of Schedule 1, plus any additional Funding beyond the Initial Term agreed by Autogen in writing pursuant to clause 3.

4.9

SFBR will keep full and accurate accounting records of all receipts of Autogen Funding, and all other money used or applied in carrying out the Projects and of all outgoings and expenditure incurred in carrying out the Projects.

4.10

SFBR will provide to Autogen a quarterly financial statement made up to 30 September, 31 December, 31 March and 30 June in each financial year during which the Project is carried out.

4.11

SFBR will, whenever required by Autogen, promptly produce to Autogen invoices, receipts or other appropriate evidence of the proper use and application of Funding.

4.12

SFBR will retain all records of account and technical records until at least 7 years after the end of the Term.

4.13

If part of any instalment of Funding remains uncommitted by SFBR at the end of the Project period , then SFBR will no longer be entitled to such amount and such amount will be returned to Autogen unless SFBR, with the written consent of Autogen, retains such amount for use for the purpose of carrying out the Project.

5.             PERFORMANCE REVIEW

5.1

The parties shall review the progress of the Project every three (3) months.

5.2

The purpose of the reviews shall be to ascertain whether the stages targeted and milestones set in the Budgets and Workplans are being met at the appropriate times and to an appropriate standard.

5.3

Dr. Blangero shall three (3) months after the date of this Agreement, and every three months thereafter, provide Autogen and SFBR with a written report for the purposes of the review setting out adequate details of the following:

(a)                                   the progress of the Project work during the preceding three (3) months, and whether all milestones which ought to have been reached during that period have been reached and best professional standards maintained;

(b)           any material advances or developments;

(c)            any material delays or unforeseen problems in the conduct of the Project;

(d)                                  any recommendations on changes to the Project or associated Budgets and Workplans, including changes in direction of the Project;

(e)            any other relevant information relating to or affecting the Project;

(f)            the reports shall be delivered to:

For Autogen:  Greg Collier, Ph.D.

Chief Executive Officer

Autogen

For SFBR:  Robert E. Shade, Ph.D.

Scientific Director

Southwest Foundation for Biomedical Research

P.O. Box 760549

San Antonio, TX  78245-0549

The report from Dr. Blangero shall be provided to the parties within fourteen (14) days of the end of the relevant three (3) month period.

5.4

Within fourteen (14) days after receipt of a report from Dr. Blangero pursuant to clause 5.3, Autogen may request, in writing to SFBR, that any stage or part of the Project or the R&D Program be varied, suspended or declared completed.

5.5

In addition to the reports under clause 5.3, Dr. Blangero on behalf of SFBR will immediately advise Autogen in writing of any material advancements or developments as they occur, and in any case not later than 14 days after their occurrence.

5.6

If so requested by Autogen, the parties shall meet at Autogen’s expense to consider the report from Dr. Blangero pursuant to clause 5.3, and to discuss the progress of the Project any variation or suspension of the R&D Program.

5.7

If Autogen after consulting with the parties is, in Autogen’s sole and absolute discretion, satisfied as to the progress of the Project after each review pursuant to this clause 5, and the R&D Program has not been suspended or declared completed pursuant to clause 5.4, Autogen shall continue to make the Funding payment specified in Item 2 of Schedule 1.

6.             FINAL REPORT

6.1

SFBR will deliver to Autogen, on or before the completion date of the Project, upon termination of this Agreement or on a date otherwise agreed between the parties, a final report in respect of the Project, which will include:

(a)                                   a cover page detailing the title of the Project, any Project reference number, the name of SFBR, the name, address and telephone contact of Dr. Blangero and the name of Autogen;

(b)           a 1 page non-technical summary of the Project;

(c)            background to the Project;

(d)           objectives;

(e)            introductory technical information concerning the problem or research need;

(f)            the methodology - including a description and justification;

(g)           detailed results - including the statistical analysis of results;

(h)                                  discussion of results including an analysis of research outcomes compared with the objectives;

(i)             implications and recommendations;

(j)                                      a description of the Project Intellectual Property and of any commercially significant developments arising from the Project;

(k)                                   a technical summary of all information developed as a part of the Project including discoveries in methodology and equipment design;

(l)                                      a statement of the extent to which SFBR has achieved the objectives of the Project; and

(m)                                the total funds and other contributions made by Autogen, SFBR and others to the Project.

6.2

The final reports will not be completed until Autogen has advised SFBR in writing that the final reports are satisfactory.  Copyright in all reports (including final reports) issued or produced by either or both of the parties under this Agreement will vest in Autogen.  Subject to the parties’ obligations under this Agreement concerning publication and disclosure of such reports (and of matters dealt with in those reports), Autogen grants to SFBR such non-transferable, non-exclusive copyright license in such reports as SFBR reasonably requires for internal research purposes.

7.             AUTOGEN BACKGROUND TECHNOLOGY

7.1

Subject to this clause, all rights (including any Intellectual Property rights) to Autogen Background Technology will remain vested solely in Autogen.

7.2

Autogen warrants that it has the right to license Autogen Background Technology in accordance with the terms of this Agreement.

7.3

For the Term, Autogen grants to SFBR a royalty free, non-exclusive right to use Autogen Background Technology to the extent necessary for carrying out the Project.

7.4

For the Term, Autogen grants SFBR a royalty free, non-exclusive right to use Autogen Background Technology to conduct internal research, but only to the extent that:

(a)                                   such use is in conjunction with the use of Project Intellectual Property for internal research (which use is not contrary to this Agreement);

(b)                                  SFBR would, but for this subclause, experience practical difficulty in using the Project Intellectual Property for internal research by reason of Autogen Background Technology having become materially associated with or part of the Project Intellectual Property; and

(c)                                   such use does not involve a breach of the obligations of confidentiality specified in clause 10 or otherwise prejudice any present or future registration, or commercial exploitation or value of Autogen Background Technology.

7.5

In respect of each right of Intellectual Property embodied in Autogen Background Technology over which SFBR may exercise licensed rights pursuant to the preceding subclause, the license under the preceding subclause is for the duration of such right of Intellectual Property subject to earlier termination pursuant to clause 16.

7.6

The rights and obligations of the parties under this clause shall survive the expiry of the Term.

8.             SFBR BACKGROUND TECHNOLOGY

8.1

Subject to this clause, all rights (including any Intellectual Property rights) to SFBR Background Technology will remain vested solely in SFBR.

8.2

SFBR warrants that it has the right to license SFBR Background Technology in accordance with the terms of this Agreement.

8.3

For the Term, SFBR grants Autogen a royalty free, non-exclusive right to the use of SFBR Background Technology to the extent necessary for carrying out the Project.

8.4

In respect of each right of Intellectual Property embodied in SFBR Background Technology over which Autogen may exercise licensed rights pursuant to the preceding subclause is for the duration of such right of Intellectual Property.

8.5

Subject to the provisions of this Agreement, SFBR will at all times indemnify, hold harmless and defend Autogen and its respective employees and agents (in this subclause referred to as ‘those indemnified’) from and against any loss (including reasonable legal costs and expenses) or liability incurred by any of those indemnified arising from any claim, demand, suit, action or proceeding by any person against any of those indemnified where such loss or liability arose out of the infringement or an alleged infringement of the Intellectual Property of any person, which infringement or alleged infringement occurred by reason of purchase, license, sub-license or possession or use of SFBR Background Technology.

8.6

SFBR will not indemnify Autogen if such infringement or alleged infringement referred to in the preceding subclause arises from:

(a)                                   use of SFBR Background Technology in combination by any means and in any form with other technology not specifically approved by SFBR;

(b)                                  use of SFBR Background Technology in a manner or for a purpose not reasonably contemplated or not authorised by SFBR;

(c)                                   modification or alteration of SFBR Background Technology without the prior consent in writing of SFBR; and

(d)                                  any transaction entered into by Autogen relating to SFBR Background Technology without SFBR’s prior consent in writing.

8.7

The rights and obligations of the parties under this clause shall survive the expiry of the Term.

9.             OWNERSHIP OF INTELLECTUAL PROPERTY

9.1

The parties acknowledge and agree that all Project Intellectual Property shall belong to and be the property of Autogen as to [*]% and SFBR as to [*]%.

9.2

All Intellectual Property in any discoveries, inventions, secret processes, designs or improvements in procedure or methods made or discovered by any party during the currency of this Agreement arising from the Project, shall belong to Autogen and SFBR in the proportions specified in clause 9.1.

9.3

SFBR will promptly but at least within 14 days of creation notify Autogen in writing of any Project Intellectual Property, giving full particulars.

9.4

SFBR will ensure that Dr. Blangero and each other researcher or SFBR personnel involved in the Project are employed or engaged by SFBR such that any Project Intellectual Property is adequately secured and so that SFBR can comply with its obligations under clause 9 of this Agreement.

Before commencing work on the Project, all SFBR personnel involved in the Project, will be required to sign an Intellectual property and Confidentiality Agreement in a form approved by Autogen to satisfy SFBR’s obligations under this clause.

9.5

Autogen may at its sole expense take out and maintain appropriate protection for all Project Intellectual Property. SFBR shall provide reasonable assistance, at Autogen’s expense, in applying for letters of patent, or other Intellectual Property protection in Australia or in any other part of the world for all such discoveries and developments and execute all instruments and do all things necessary for vesting the said letters of patent or other Intellectual Property protection and rights when obtained and all right and title to and interest in the same in Autogen and SFBR.  Autogen shall bear all costs of taking out and maintaining appropriate protection for all new discoveries and developments made under the R&D Program .

9.6

SFBR hereby grants to Autogen from the Commencement Date, an exclusive, permanent, worldwide license to use the Project Intellectual Property for the purpose of developing and commercially exploiting the results of the Project and Autogen shall have the right to sub-license its rights and to decide in its absolute discretion as to how the Intellectual Property and the Products are to be commercially exploited.  SFBR shall retain a permanent, royalty-free license to use the Intellectual Property for internal research.  The parties acknowledge that this Agreement does not include a license of any patents or patent applications in the USA, Australia or elsewhere, which have ceased to be in force.

9.7

If the Products are successfully commercialized, Autogen shall pay to SFBR an annual royalty based on [*] percent ([*]%) of the Net Sales Revenue.  No royalties will be payable by Autogen to SFBR in respect of the Project, until such time as Autogen has recovered all of the Funding, and all costs associated with applying for a grant, registration, renewal or extension of any Project Intellectual Property.

9.8

Autogen shall solely decide upon whether and, if so, the terms and conditions upon which, to develop and commercially exploit the Intellectual Property and the Products whether by licensing or otherwise, throughout the world.  All income and royalties derived from the development and commercialization of the Project Intellectual Property and the Products shall, subject to clause 9.7, belong to Autogen solely.

9.9

Autogen shall diligently pursue commercial exploitation of the Intellectual Property and the Products, but Autogen shall solely decide whether and, if so, the terms and conditions upon which to develop and commercially exploit the Intellectual Property and the Products whether by sub-licensing or otherwise, throughout the world.

9.10

If Autogen has not developed and commercially exploited the Project Intellectual Property and the Products, or licensed one or more third parties to do so, within 2 years of the expiration of the Term, SFBR may seek approval in writing from Autogen to develop and commercially exploit the Project Intellectual Property and the Products.  Autogen shall solely decide if such approval shall be granted, but shall not unreasonably withhold such approval. If such approval is granted to SFBR, SFBR shall pay to Autogen an annual royalty equal to two percent 2% of the Net Sales Revenue.

9.11

Autogen shall keep proper financial records and books of account in relation to the commercial exploitation of the Project Intellectual Property and the Products so that royalty payments may be verified.  SFBR or its authorized representatives shall be entitled at SFBR’s cost to inspect the financial records and books of account but only in respect of commercialization of the Project Intellectual Property and the Products and only once in each year.  Inspection shall take place at the principal office of Autogen during normal business hours at a mutually agreed time and on a minimum of 7 days’ prior written notice.  If SFBR commercially exploits the Project Intellectual Property and the Products pursuant to clause 9.10 of this Agreement, the provisions of this clause shall apply mutatis mutandis.

9.12

SFBR warrants to Autogen that it has not entered into, and will not enter into, an agreement or arrangement with a third party concerning the Project Intellectual Property which in any way precludes, reduces, compromises or encumbers the parties’ ownership of, or other present or future rights and powers in respect of, the Project Intellectual Property.

9.13

Within 28  days of receiving a request from Autogen, SFBR will execute, sign, register and deliver all written assignments, deeds, agreements, applications, notices, information and other documents necessary or convenient to assign to Autogen SFBR’s title and ownership of Project Intellectual Property or otherwise as appropriate to evidence ownership of, or to register, defend or maintain Project Intellectual Property, in the proportions specified in clause 9.1.

9.14

Notwithstanding anything to the contrary in this Agreement, the Intellectual Property of each party prior to implementation of the Project, shall remain that parties’ property during and subsequent to the duration of the Project and the Term of this Agreement, and nothing in thisAgreement shall be construed as a transfer of such Intellectual Property.

10.          CONFIDENTIALITY

10.1

All information relating to the Project which is supplied by or on behalf of any party, or which relates to or arises from the Project, shall be treated by both parties as confidential and shall be used solely during the Term of and in accordance with this Agreement to enable SFBR and sub-contractors to carry out the Project or to enable the commercialization of the Project Intellectual Property and the Products in accordance with this Agreement.

10.2

Prior to disclosing any of the Confidential Information to any employees or subsidiaries or related companies or sub-contractors, the relevant party will procure the execution by the party in question of a Deed or otherwise in the form and substance satisfactory to both parties or otherwise procure the person to whom it is intended to disclose any of the Confidential Information to undertake to maintain the same in confidence and acknowledge the interest therein of the party whose Confidential Information is disclosed.

10.3

Both parties hereby undertake and agree that, except for such disclosure as is prudent and reasonably necessary for the purposes of this Agreement, no part of the Confidential Information given to it pursuant to this Agreement shall be disclosed to anyone who is not an employee or sub-contractor of a party except with the prior written approval of the party whose Confidential Information is disclosed which consent, if given, shall be on the basis that the recipient of any part of the Confidential Information shall first be bound to SFBR and Autogen by contract to maintain the same in confidence.  Without prejudice to the foregoing each party shall use its best endeavours to take all reasonably necessary steps to prevent the Confidential Information from passing into the public domain.

10.4

Nothing stated herein shall be construed as restricting or creating any liability for the disclosure or communication of Confidential Information which:

(a)            is now or becomes publicly known through no wrongful act of either party;

(b)                                  is received from a third party without restriction and without breach of this Agreement;

(c)                                   is now or comes to be contained in any published patent or published or otherwise generally known to the trade through no wrongful act of either party; or

(d)                                  is disclosed pursuant to governmental, legislative or judicial requirement, including disclosure by Autogen pursuant to its obligations under the Corporations Act 2001 (Cth) or the Stock Exchange Listing Rules.

10.5

The obligations set out in this clause 10 shall remain in full force and effect, and shall continue to bind each of the parties, notwithstanding that this Agreement may have been terminated, or one of the parties may have ceased to be a party to this Agreement, for any reason.

11.          ACCESS TO THE PROJECT

SFBR will ensure that Autogen is allowed, during normal business hours at a mutually agreed upon time and with a minimum of seven days notice, access to parts of premises at the Project Location used for purposes directly associated with this Agreement and will render all reasonable and necessary assistance to allow persons authorised by Autogen to:

(a)                                 speak to Dr. Blangero and any other persons who may be associated with the Project;

(b)                                examine, copy and otherwise inspect any books of account or technical records relating to the Project;

(c)                                 inspect any facilities and equipment used in the carrying out of the Project, any activities relating to it to assess progress and any other matters relating to the implementation of this Agreement; and

(d)                                make any other inquiries of any Project personnel who may be associated with the examination of any Project Intellectual Property.

12.          INSURANCE

12.1

SFBR will effect and maintain, with reputable and substantial underwriters, the following insurances against all usual risks:

(a)                                 insurance against loss of or damage to facilities and equipment purchased with the Funding;

(b)           public liability insurance.

12.2

SFBR will provide to Autogen, proof of such insurance and any other evidence reasonably required by Autogen in relation to the policies referred to in clause 12.1.  SFBR will provide the same within 14 days of Autogen’s request.

13.          LIABILITY AND OBLIGATIONS

13.1

All indemnities given under this clause, and elsewhere in this Agreement, are continuing and are not discharged until all of the obligations of the parties under this Agreement have been fully discharged.

13.2

SFBR shall at all times indemnify, hold harmless and defend Autogen and its respective officers, employees and agents (in this clause referred to as “those indemnified”) from and against any loss (including reasonable legal costs and expenses) or liability reasonably incurred or suffered by any of those indemnified arising from any suit, action or proceeding by any person against any of those indemnified where such loss or liability was caused by any wilful, unlawful, or negligent act or omission of SFBR, it employees, agents, or sub-contractors in connection with this Agreement or by any Products infringing any person’s Intellectual Property rights where SFBR is or ought reasonably to have been aware of such rights or such infringement was caused by any wilful, unlawful or negligent act or omission of SFBR.

13.3

Autogen shall at all times indemnify, hold harmless and defend SFBR and its respective officers, employees and agents (in this clause referred to as “those indemnified”) from and against any loss (including reasonable legal costs and expenses) or liability reasonably incurred or suffered by any of those indemnified arising from any suit, action or proceeding by any person against any of those indemnified where such loss or liability was caused by any wilful, unlawful, or negligent act or omission of Autogen, its employees, agents, or sub-contractors in connection with this Agreement or by any Products infringing any person’s Intellectual Property rights where Autogen is or ought reasonably to have been aware of such rights and such infringement was caused by any wilful, unlawful or negligent act or omission of Autogen.

13.4

Each party agrees during the period of this Agreement and at all times thereafter to indemnify and hold harmless the other party against any and all actions, suits, proceedings, claims, demands, costs, penalties, expenses (legal or otherwise) or losses whatsoever which may arise out of or in respect of or in any way connected with the conduct of the Project in that party’s laboratories or with any tests or trials that may be carried out in connection therewith or as a result of any act or omission of any servant or agent or sub-contractor of that party in respect of the foregoing.

13.5

SFBR separately covenants and undertakes that the work done by it under the Project including the carrying out of all tests and trials will at all times be conducted to the professional standards accepted in the field and in accordance with all applicable rules, regulations and conditions and in particular will indemnify Autogen against all losses, liabilities, legal costs (on a solicitor and own client basis), actions, suits, or proceedings made against Autogen in respect of or in connection with the conduct of the work under the Project, or arising directly or indirectly as a result of or in connection with any performance or non-performance of the express or implied obligations of SFBR under this Agreement.

13.6

SFBR shall be responsible for obtaining necessary regulatory approval (if any), by any and all government agencies, for conducting research and development work in the field of the Project in the USA.  SFBR shall deliver copies of all such approvals (if any) to Autogen within fourteen (14) days of receipt of such approvals by SFBR.  SFBR may pay from the Funding the costs of any infrastructure required in order to obtain regulatory approval provided that the limitation for use of the Funding in Item 2 of Schedule 1 or such further Funding as Autogen agrees to pay following the Initial Term, shall not be exceeded.

13.7

Autogen is listed on the Stock Exchange.    SFBR will use its best endeavours to ensure that SFBR employees assigned to the Project and/or any subcontractors under this Agreement have been informed that Australian law prohibits insider trading.  SFBR has been informed of a continuous disclosure requirement applicable to Autogen under the Stock Exchange Listing Rules, and agrees that Dr. Blangero shall immediately advise Autogen in writing of any advancement or development that he deems to be material.

13.8

SFBR warrants that it has the right to use the facilities at the Project Location for the purpose of carrying out the Project, and that it is authorised to install the equipment at the Project Location, which is equipment purchased with the Funding and described more fully in Schedules 1 and 2.

13.9

Where Funding is used to purchase items of equipment, SFBR will be solely responsible for the purchase, installation, maintenance and insurance of such items, although ownership of such items of equipment vests in Autogen unless otherwise agreed in writing between the parties.

13.10

SFBR will treat as confidential, and will ensure that all personnel employed or engaged by it in carrying out the Project treat as confidential, any Project Intellectual Property. or disclose any Confidential Information relating to any equipment purchased with the Funding, to any other person.

13.11

If for any reason Dr. Blangero is not available, or SFBR becomes aware that he will not be available to perform the role or functions specified for him in the Project:

(a)                                   SFBR will, within 14 days of becoming aware that Dr. Blangero will not be available, notify Autogen in writing giving particulars of the reasons for his not being available.

(b)                                  Autogen reserves its right to terminate this Agreement pursuant to clause 15.1(c) if it does not approve of Dr. Blangero’s replacement nominated by SFBR.

14.          PUBLICATION

14.1

SFBR shall not (and shall procure that Dr. Blangero shall not), without the prior written approval of Autogen, publish in academic or scientific publications the results of any part of the Project.  Autogen may withhold its approval if in its reasonable opinion, having regard to commercial considerations, publication would not be appropriate in the circumstances.

14.2

At least 60 days prior to submission for publication of any proposed paper, the party proposing to publish the same shall forward a copy of the paper to Autogen, at the same time as requesting approval for publication.  Autogen shall use reasonable endeavours to respond to the request for approval for publication within thirty (30) days of receipt of the request and the paper but, if Autogen has not responded within thirty (30) days, Autogen is deemed to have refused approval for publication.  Such refusal does not preclude reassessment by Autogen and the later granting of approval.  The party proposing to publish may resubmit the request for approval for publication at any time.

14.3

Each such request for approval for publication shall be made in sufficient time to allow for the filing (on behalf of Autogen and SFBR) of provisional patent applications, if considered appropriate.

14.4

The publishing party shall make appropriate acknowledgment in the publication, of Autogen’s involvement and interest in the subject matter of the publication.

14.5

If Autogen has not developed and commercially exploited the Intellectual Property or the Products within eighteen (18) months of the expiration of this Agreement, SFBR may seek approval in writing from Autogen to publish in academic or scientific publications the results of any part of the Project.  Autogen shall solely decide if such approval shall be granted.  If such approval is granted, it may be on such conditions as Autogen may, acting reasonably but in its absolute discretion, specify.

15.          TERMINATION

15.1

Autogen may terminate this Agreement, in whole or in part (including any licenses granted to SFBR under this Agreement) without prejudice to any right of action or remedy which has accrued or which may accrue in favour of Autogen, by notice in writing effective immediately to SFBR, if any of the following occur:

(a)                                 SFBR fails to commence work on the Project within thirty (30) days of the Commencement Date;

(b)                                SFBR fails to achieve the milestones set out in the Budgets and Workplans or maintain the professional standards accepted in the field;

(c)                                 SFBR does not utilize Dr. Blangero;

(d)                                the parties do not agree by the end of the Initial Term to continue this Agreement as required by clause 3;

(e)                                 Autogen becomes aware of any material misrepresentation made by SFBR in the making of any application used as the basis for the R&D Program;

(f)                                   where SFBR is a body (corporate or otherwise) established by statute, or under or by the authority of any Government, the body ceases to exist or is merged with any other body or its functions or powers are materially altered;

(g)                                where SFBR is a corporation, it becomes insolvent or subject to the appointment of a mortgagee, a receiver or manager, or an investigator to investigate its affairs, or makes any arrangement or composition for the benefit of creditors or is the subject of winding up proceedings;

(h)                                where SFBR is other than a natural person, and there is a change in the effective control of SFBR.  Effective control includes the ability to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of SFBR.  Effective control also includes holding more than one-half of the issued share capital of SFBR (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profit or capital);

(i)                                    SFBR becomes a subsidiary of any entity (other than a natural person), or any such entity that is a holding company of SFBR at the date on which this Agreement was made ceases to be a holding company of SFBR, or there is, in the opinion of Autogen, any other change in the direct or indirect ownership or control of SFBR;

(j)                                    where SFBR is a natural person, SFBR becomes bankrupt, applies to take the benefit of any law for the relief of bankrupt or insolvent debtors, compounds with his creditors, makes an assignment of his income or estate or any part thereof for their benefit, is charged with any indictable offence, dies or becomes incapable or becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(k)                                 SFBR breaches or fails to comply with any provision of this Agreement, and where the breach or failure is capable of being remedied, fails to remedy the breach or failure to the reasonable satisfaction of Autogen within 30 Business Days of receiving notice in writing from Autogen specifying the breach or failure and requiring it to be remedied.

15.2

Autogen may terminate this Agreement, in whole or in part (including any licenses granted to SFBR under this Agreement), by 30 Business Days’ notice in writing to SFBR if any of the following occur:

(a)                                 in the opinion of Autogen, the Project has not been, or has ceased to be relevant, to the objectives or functions of Autogen, or otherwise ceases to be of value;

(b)                                the Project is not, in the opinion of Autogen, producing or likely to produce results from the Project which can be commercialized by Autogen; or

(c)                                 Autogen’s finances do not, in the reasonable opinion of Autogen, enable it to continue to fund the Project.

15.3

When forming the opinion referred to in clause 15.2(a), Autogen may have regard to any consideration whatsoever, including:

(a)                                 the achievement of any of the objectives of the Project by any other person (whether in the USA, Australia or anywhere else in the world and whether pursuant to research and development projects or work funded or supported by Autogen or otherwise);

(b)                                the establishment, commencement, termination, cessation, abandonment or completion by any person of any other research and development project work (whether in the USA, Australia or anywhere else in the world and whether or not funded or supported by Autogen) having the same or similar or related objectives to the Project; and

(c)                                 any other research and development in relation to the functions of Autogen.

15.4

If Autogen fails to provide the Funding at all or does not provide all the Funding for the Initial Term, SFBR may give thirty (30) days’ written notice to Autogen of the intention of SFBR to terminate this Agreement and unless Autogen resumes payment of the

Funding within the thirty (30) day period specified in the notice, this Agreement shall terminate at the expiration of the thirty (30) day period.

16.          EFFECT OF TERMINATION

16.1

On termination of this Agreement:

(a)                                 Autogen will cease to be liable to pay or provide to SFBR any further Funding or facilities or equipment, save and except that Autogen shall remain liable for any amounts previously due that are on the effective date of termination unpaid;

(b)                                SFBR agrees (other than where to do so would give rise to a void or voidable transaction) to:

(i)                                      repay to Autogen within 30 days any part of Funding paid to SFBR and not then used or applied for a purpose permitted under this Agreement or appropriated for expenditure already incurred and permitted under this Agreement;

(ii)                                   within 30 days return or deliver up to Autogen, or as Autogen directs, all facilities or equipment purchased with the Funding, except as set forth in this Agreement; and

(iii)                                deliver to Autogen within 30 days a written report on the work carried out in the Project to the date of termination in accordance with clause 6;

(c)                                 SFBR will disclose to Autogen and to any person or persons nominated by Autogen to take over the Project written descriptions of methodology used and results and conclusions reached in carrying out the Project, and SFBR will also allow Autogen and those persons access to its records relating to the Project;

(d)                                SFBR will return to Autogen all documents relating to Autogen Background Technology, including all copies except that SFBR will retain a single copy solely to determine legal obligations;

(e)                                 Autogen will return to SFBR all documents relating to SFBR Background Technology, including all copies except that Autogen will retain a single copy solely to determine legal obligations; and

(f)                                   Autogen may, by notice in writing to SFBR, require SFBR to assign any Project Intellectual Property not already owned by Autogen to Autogen by the date specified in the notice.

16.2

Where Autogen terminates this Agreement under clause 15.2, it may make funds available to SFBR to allow the Project to be reasonably wound up.

16.3

Except as expressly provided in this Agreement, termination of this Agreement or expiry of the Term will not affect the ownership of any Project Intellectual Property or Autogen’s exclusive license to use and commercialize the Project Intellectual Property pursuant to clause 9.6.

16.4

In the event of termination under clause 15.1(d), and provided that the parties have otherwise complied with all of their obligations under this Agreement as at the effective date of termination, the parties will continue to comply with their obligations to pay royalties, where relevant, pursuant to clauses 9.7 and 9.10.

16.5

In the event of termination under clause 16.4, the license to Autogen to use and commercialize the Project Intellectual Property pursuant to clause 9.6 will become non-exclusive, and both parties are released from any obligations to pay royalties pursuant to clauses 9.7 and 9.10.

17.          CO-OPERATION AND ASSISTANCE

17.1

SFBR shall, and shall use reasonable efforts to ensure that all persons employed or contracted by SFBR working on the Project shall, co-operate fully with Autogen both during the Term of this Agreement and for twelve months after the termination of this Agreement to provide Autogen with such information concerning the Project as Autogen may require from time to time and such assistance as Autogen may require in applying for Intellectual Property rights throughout the world.

17.2

SFBR shall, and shall use reasonable efforts to ensure that all persons employed or contracted by SFBR working on the Project shall, ensure that all information concerning the Project is promptly communicated to Autogen and that Autogen is provided with all necessary technical explanations and data to ensure that Autogen is fully informed as to the progress and status of the Project.

17.3

SFBR shall, and shall use reasonable efforts to ensure that all persons employed or contracted by SFBR working on the Project (in this clause called “the Researchers”) shall, provide such assistance to Autogen as may be required by Autogen both during the term of this Agreement and thereafter during the commercialization period in the commercialization of the results of the Project.  The assistance referred to in this clause 18.3 shall include, but is not be limited to:

(a)            assistance in the preparation and prosecution of patent applications and other applications for Intellectual Property including signing all necessary documentation;

(b)           assistance in all aspects of the commercialization process; and

(c)            the provisions of consultancy services to Autogen to problem solve and advise.

Where it is, the reasonable opinion of Autogen, appropriate to do so, Autogen may enter into commercial arrangements with the Researchers to provide the assistance and consultancy services referred to in clauses 17.3(b) and 17.3(c), and Autogen shall reimburse the Researchers for any reasonable costs incurred by the Researchers in providing the assistance and consultancy services referred to in this clause 17.3.

17.4

After the expiration or earlier termination of this Agreement, Dr. Blangero shall not be engaged in any research project similar to the Project using the Research Expertise and will not compete against Autogen for a period of six months thereafter throughout Australia unless such research has begun prior to the Commencement Date of this Agreement.

18.          GENERAL

18.1

This Agreement shall be governed by, and construed in accordance with the laws of the State of Victoria, Australia, and the parties hereto submit to the non-exclusive jurisdiction of the courts of such State.  All disputes arising between the parties out of or in connection with this Agreement in any way, shall also be resolved or determined according to the laws of the State of Victoria, or if those laws are inapplicable, then the laws of the Commonwealth of Australia.

18.2

If it is held by a court of competent jurisdiction that:

(a)            any part of this Agreement is void, voidable, illegal or unenforceable; or

(b)                                  this Agreement would be void, voidable, illegal or unenforceable unless any part of this Agreement was severed from this Agreement,

that part shall be severable from and shall not affect the continued operation of the rest of this Agreement.

18.3

SFBR is not and agrees to not claim or imply that it is a partner, employee, joint venturer, or agent of Autogen or otherwise able to bind or represent Autogen.  SFBR will not purport to bind or represent Autogen, and will ensure that no person employed or engaged by SFBR purports to bind or represent Autogen.  Nothing in this Agreement will act to impose any obligation upon Autogen in respect of any other person who has contributed any funds to SFBR for the purposes of the Project.

18.4

A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.  The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.  A waiver is not effective unless it is in writing.  Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

18.5

Subject to Autogen’s rights in clause 9.6, neither party may assign, license or otherwise deal with the benefit of any of its rights under this Agreement to any person without the prior written approval of the other party, which shall not be unreasonably withheld.

18.6

This Agreement is the entire agreement between the parties in relation to the Project and any representation, warranty, condition, promise, undertaking or other provision not expressly set out in this Agreement shall have no force or effect.

18.7

Each party will do all things reasonably necessary on its part to ensure the effective performance of this Agreement (including consents given, or deemed to have been given, by this Agreement) and to assure, to the other, the rights granted by this Agreement or the other’s rights in any Project Intellectual Property.  This obligation includes the doing of acts (including the signing of documents).  To the extent that a party’s performance of this clause would require it to incur an expense which it should not reasonably incur, then performance of this clause will be at the expense of the other party.

19.          DISPUTES

19.1

The parties record their intention that, if any dispute or difference arises out of or in relation to this Agreement, it is to be resolved in a spirit of good faith and on a commercially realistic basis by negotiation or mediation.

19.2

A mediator must be an independent person chosen by the parties or, at their request, by the Australian Commercial Disputes Centre.

19.3

The role of a mediator is to assist the parties in negotiating a mutually satisfactory resolution of any dispute or difference, but not make a binding decision.

19.4

Each party must bear its own costs in resolving any dispute under this clause and the parties must bear equally the costs of any mediator appointed in accordance with clause 19.2.

20.          VARIATION OF PROJECT OR THIS AGREEMENT

20.1

SFBR will not without the prior written agreement of Autogen, change, add to or delete from the objectives, or methodology of the Project or otherwise vary the Project.

20.2

If, in the opinion of SFBR, any significant variation of the objectives or methodology of the Project, or any other variation of the Project is required or justified, SFBR will promptly notify Autogen in writing giving full details of the proposed variation, the reasons for the proposed variation and the effect or likely effect of the proposed variation on any of the matters included in the R&D Program.

20.3

Subject to clause 20.1, the parties may at any time agree to vary any provision of this Agreement, but a variation is of no force or effect unless it is in writing and signed by or on behalf of Autogen and SFBR.

20.4

A variation may be signed on behalf of Autogen by its nominated representative and on behalf of SFBR by their Treasurer .

21.          INFRINGEMENT AND THIRD PARTY PROCEEDINGS

Each party will give the other notice of:

(a)                                 any claim or allegation that the exercise of any rights under this Agreement constitute an infringement of the rights of any third party; and

(b)                                any actual or possible infringement, by a third person, of Autogen Background Technology, SFBR Background Technology or the Project Intellectual Property,

of which it becomes aware.

22.          NOTICES

22.1

Any Notice (which expression shall also include a demand, request, consent or instrument required or authorized to be given to or served on any party under this Agreement):

(a)                                   shall be in writing and signed by or in the case of a facsimile transmission shall be a true copy of an original signed by (in the case of a notice by Autogen) any director or the secretary of Autogen; or (in the case of a notice by SFBR) by the Treasurer of SFBR;

(b)           shall be given either:

(i)                                     by being delivered by hand to (in the case of a notice to Autogen) its above mentioned address, attention:  Company Secretary; or (in the case of a notice to SFBR) its above mentioned address, attention: Treasurer; or

(ii)                                  by facsimile transmission to (in the case of Autogen) 613 5227 1322, attention:  Company Secretary; or (in the case of SFBR) 210-670-3322 attention:  Treasurer;

and a notice given by facsimile transmission shall be deemed to have been given upon the issue to the transmitter of a satisfactory transmission control report indicating due transmission without error.

22.2

The under-mentioned signatories hereby acknowledge that they have not received notice of the revocation of the authorization under which they have respectively executed this Agreement.

23.          CONTINUING OBLIGATIONS

The provisions of clauses 4.7, 4.8, 4.12, 6, 9, 10, 13, 14, 16, 18.7 and 21 shall remain in full force and effect, and shall continue to bind each of the parties, notwithstanding that this Agreement may have been terminated, or one of the parties may have ceased to be a party to this Agreement for any reason.

IN WITNESS WHEREOF, AUTOGEN and SFBR have duly executed this agreement as of the day and year first written above.

SOUTHWEST FOUNDATION FOR	AUTOGEN LTD

BIOMEDICAL RESEARCH

7620 NW Loop 410	Pigdon’s Road
San Antonio, Texas 78227-5301, USA	Geelong, Victoria 3217, Australia

By:	By:
John T. Speck, Jr.	Greg Collier, Ph.D.
Treasurer	Chief Executive Officer

Date:	Date: December 20, 2002
Acknowledged and Agreed:

John Blangero, Ph.D.
Scientist

Date:

SCHEDULE 1: BUDGET

Item 1: Commencement Date January 1, 2003

Item 2: Total Budget for the Intial Term is US$[*], payable in quarterly payments of $[*] (due January 1, 2003), $[*] (April 1, 2003), $[*] (July 1, 2003) and $[*] (October 1, 2003)

Personnel:

John Blangero, Ph.D.	PI	[*]	%	$	[*]
Tom Dyer, Ph.D.	Co-I/Senior Prog.	[*]	%	$	[*]
TBN	Research Assistant	[*]	%	$	[*]
	Total			$	[*]

Supplies:

Computer supplies (cables, paper, printer supplies, miscellaneous software)	$	[*]

Communication (phone, express mail, video conferencing)	$	[*]
Total	$	[*]

Equipment:

Autogen Sub Cluster: 300 processors	$150,000

Computers will consist of 150 dual processor AMD Athlon 1800+s. Each computer will be equipped with 1Gb memory, 40Gb disk, CD drive, and a network card. This will provide 300 dedicated processors.

Rationale: Guaranteed access to this minimum number of machines. The Project assumes access to approximately 300 processors.

Total Personnel and Supplies:	$	[*]
Indirect Costs:	$	[*]
Equipment:		$150,000

Grand Total:	$	[*]

SCHEDULE 2: PROJECT

Autogen Center for Statistical Genomics:

Southwest Foundation for Biomedical Research

Research Aims:

1)              Establishment of Autogen Center for Statistical Genomics including dedicated computing resources.

In order to meet the needs of Autogen’s Human Genomics program, a computer cluster comprising 300 processors (described in the Budget in Item 2 of Schedule 1) will be added to the extant processor cluster at SFBR. While it will be completely integrated into the larger computer system (and thus benefit from an existing administrative structure), these processors will be available as required for Autogen statistical genomics research. These computers will be placed in the new SBC Genomics Computing Center building (projected opening date: February 14, 2003).  Secure Internet access will be established between Autogen’s Australian facilities and the SFBR computer cluster so that Dr. Blangero will have continuous access to the computational facilities even when he is in Australia.

Milestone:  The successful online implementation of the Autogen Center for Statistical Genomics computer cluster. This is anticipated to occur by the end of March 2003.

2)              Analysis of 4 ISR Candidate Genes for Diabetes/Obesity in Human Populations.

In order to conclusively test for the effects of variation in Autogen proprietary genes on diabetes/obesity related phenotypes in humans, we will perform an exhaustive series of statistical genomic analyses on human samples. The possible sample sources (to be negotiated independently of this document) for these studies include (but are not limited to) the Wisconsin families from the MRCOB study, Mexican American families from the San Antonio Family Heart Study, and Autogen’s extant samples from Pacific Island populations.

Tasks:

a)              Genotype cleaning: Mendelian error checking, elimination of double recombinants. This task is limited to family-based samples.

b)             Haplotype inference and genotype imputation.

c)              Quantitative trait nucleotide analysis using the Bayesian model selection/model averaging approach.

d)             Conditional linkage analysis to test whether best SNP Gene Action model accounts for linkage.  This task is limited to family-based samples.

These analyses will allow us to determine whether or not variants in a given gene appear to have functional effects on relevant human phenotypes and whether or not the gene completely identifies the underlying human QTL.  Final analyses will include estimates of the posterior probability that a given variant has functional effects for each DNA variant examined. It is anticipated that the expected total time per ISR gene for completion of these tasks is 16 weeks.

Milestones: For each gene, the completion of tasks a – d will be considered a substantial milestone.

3)              Gene Discovery for Diabetes/Obesity in Human Families

This aim launches a gene discovery research program based around samples from human families.  We plan to take existing well defined and localized QTLs and attempt identification of novel genes in the original family material. It is anticipated (although not mandatory) that these analyses will be performed on samples from current Autogen collaborations (including the MRCOB Wisconsin family study or the San Antonio Family Heart Study).

Tasks:

a)              Additional STR genotype cleaning and map integration. It is anticipated that approximately 5 additional markers will be analyzed per QTL region.

b)             Identity-by-descent probability calculation for region including new STRs.

c)              Quantitative trait linkage analysis using the additional STRs to refine localization interval.

d)             Strategy 1: Focal positional candidate gene approach. For SNPs within positional candidate genes chosen via bioinformatic methods, a similar set of tasks to those described in Aim 2 will be performed. These will include genotype cleaning, haplotype inference and genotype imputation, quantitative trait nucleotide analysis, and conditional linkage analysis to verify QTL dissection. The total time per QTL (assuming 3 genes will be analyzed exhaustively) is 48 weeks.

e)              Strategy 2: Positional candidate region approach without obvious candidate genes. For QTL regions, which lack obvious positional candidate genes, a general SNP coverage strategy will be pursued. : Specific analytical tasks to be performed include: analysis of linkage disequilibrium followed by optimal choice of independent SNPs; preliminary association analysis of 200 individuals for 5 SNPs per gene for 30 genes; SNP analyses within families including genotype cleaning, haplotype inference and genotype imputation, QTN analysis and conditional linkage analysis per gene = 2 weeks. The total time per QTL (assuming 2 genes ultimately will be analyzed exhaustively) is 48 weeks.

Milestones: Specific milestones for each QTL will include reporting of: 1) refined QTL localization, 2) QTN analysis of any positional candidate gene, and 3) identification of the QTL. While the first two of these milestones are guaranteed results, the last one is not.